Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation	Sam Brown, Inc. (media)
Lizanne Wentz	Mike Beyer
Corporate Communications	(773) 463-4211
(484) 595-1500

ADOLOR CORPORATION ELECTS GEORGES GEMAYEL, PH.D.

TO BOARD OF DIRECTORS

EXTON, PA, April 27, 2007 — Adolor Corporation (Nasdaq: ADLR) announced today the election of Georges Gemayel, Ph.D. to Adolor’s Board of Directors. Dr. Gemayel serves as Executive Vice President Therapeutics of Genzyme Corporation.

“Georges has a great depth of experience in all aspects of drug development, marketing and operations,” stated David Madden, chairman of the board of Adolor. “His career spans international and domestic operations and development for 20 years and we believe he will be invaluable in the continuing development of Adolor.”

“We are pleased to add the expertise of Dr. Gemayel to our Board of Directors,” said Michael R. Dougherty, president and chief executive officer of Adolor. “Georges brings a wealth of knowledge with him to Adolor and we look forward to benefiting from his counsel.”

Dr. Gemayel joins the Adolor Board of Directors, bringing the membership total to nine. Dr. Gemayel joined Genzyme in 2003 and is responsible for the company’s global therapeutics, transplant, renal and biosurgery businesses. He previously served as vice president of the U.S. Specialty Care Business for Hoffman-LaRoche and as general manager of Hoffman-LaRoche Portugal. Dr. Gemayel completed his doctorate in pharmacy at St. Joseph University in Beirut and earned a Ph.D. in pharmacology at Paris-Sud University, France.

“I am very much looking forward to being on the Board of Directors and working with Adolor’s management team as the company continues to develop its promising pipeline and moves forward toward the commercial market,” commented Dr. Gemayel.

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg® (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GlaxoSmithKline (GSK) are collaborating in the worldwide development and commercialization of Entereg® in multiple indications. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements.

Information about relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

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